                                                Filed Pursuant to Rule 424(b)(3)
                                        Form SB-2; Commission File No. 333-64471


                         FIRST PROSPECTUS SUPPLEMENT TO
                       COLLEGIATE PACIFIC INC. PROSPECTUS
                            DATED SEPTEMBER 28, 1998


Referring to the Collegiate Pacific Inc.. Prospectus dated September 28, 1998, the table in the section entitled "Selling Shareholders" on page 5 is hereby replaced with the following table effective as of September 21, 1999:


                                             Beneficial Ownership                    Beneficial Ownership
                                              Prior to Offering                         After Offering
                                  Number of       Percent of       Shares to       Number of      Percent of
Name of Beneficial Owner           Shares           Class           be Sold         Shares           Class
------------------------          ---------  --------------------  ---------       ---------      ----------
Michael J. Blumenfeld,            9,692,111         56.9%          2,000,000(1)    9,692,111         56.9%
   President and Chief
   Executive Officer of the
   Company

Richard M. Hershorin TTEE           137,500          0.8%            137,500               0           0%
FBO R. Hershorin Rev. Trust
U/A/D 04/21/89

Cary W. Bawcum                      100,000          0.6%            100,000               0           0%

Stanley Graber(2)                   100,000          0.6%            100,000               0           0%

Frank A. Jones                      100,000          0.6%            100,000               0           0%

Joel W. Brown                       100,000          0.6%            100,000               0           0%




(1) The 2,000,000 shares being registered by Mr. Blumenfeld are not intended to resale for the public. Instead, the shares are being registered for the purposes of collateralizing commercial bank lines or other forms of credit for the benefit of the Company.

(2)      Mr. Graber is the brother-in-law of Michael J. Blumenfeld.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 21, 1999.